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                                   EXHIBIT 99


For Further Information:

Investor Contact: Deborah Abraham
                  (203) 851-2636

Media Contact:    Madeline Hardart
                  (212) 885-0417
                  Nicole Reilly
                  (212)885-0338


FOR IMMEDIATE RELEASE


             OXFORD HEALTH PLANS, INC. PROVIDES PRELIMINARY JANUARY MEMBERSHIP RESULTS AND GOVERNMENT PROGRAM DEVELOPMENTS

                    CEO Payson Reiterates Confidence in Plan.


         NORWALK, CONNECTICUT, January 8, 1999 - Oxford Health Plans, Inc. (NASDAQ:OXHP) In response to multiple inquiries, Oxford Health Plans, Inc. today announced its preliminary January membership results and government program developments. Approximately one third of Oxford's commercial membership renews in January. On a preliminary basis the Company now believes that its commercial membership will be higher than expected, as it anticipates attrition of less than 50,000 (net) members in the important January period in its tri-state (New York, New Jersey, Connecticut) market. The membership which renewed in January received an average premium increase of between nine and ten percent which is slightly higher than targeted in the Company's turnaround plan.

         "We are very pleased with these results," said Norman C. Payson, M.D., Oxford's chief executive officer. "An important element of our turnaround plan was our ability to successfully renew our employer accounts at appropriate pricing. This success is a tribute to the hard work of everyone at Oxford, and a sign that Oxford stands as a leading choice among health plans in the New York area."

         Separately, the Company received approval from the Health Care Financing Administration on January 6th to recommence marketing to and enrollment of beneficiaries into


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its Medicare HMO program. The Company voluntarily suspended marketing and enrollment of Medicare beneficiaries on June 10, 1998 as it focused on restructuring the program and its operations.

         The Company also announced that it has closed its previously announced agreement with Managed Healthcare Systems ("MHS") wherein MHS assumed all of Oxford's Medicaid business in New York City effective January 1, 1999. Oxford received $13.5 million in consideration for providing MHS with its Brooklyn Medicaid contract and the Medicaid portion of its Brooklyn physician contracts.

         Dr. Payson commented further, "Although we have significant challenges remaining, including operational improvements and sensitive provider network arrangements, we have made important progress to date. The critical January core commercial re-enrollment and rate renewals are ahead of plan. We have completed our exit from underwriting risk in the volatile Medicaid program. Additionally, we have finalized various provider arrangements that have been structured to reduce our medical costs."

         Commenting on the financial implications, Yon Yoon Jorden, Oxford's chief financial officer, stated that, "Taking into consideration the success of the January enrollment period, governmental business activities, coupled with the implementation of certain medical cost containment initiatives, we now believe that Oxford could be EBITDA (earnings before interest, tax, depreciation and amortization) positive as early as the first quarter of 1999 (rather than previous estimates indicating the third quarter of 1999), with the potential for positive earnings in the second half of 1999."

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, such as statements concerning the final results of the January employer renewal process, future membership levels, future of the company's government programs, future premium rates, future network provider arrangements, future results of operations and the Company's plan to return to profitability, and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934, as amended); and because such statements


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involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

- The Company's ability to develop processes and systems to support its operations and to improve its service levels.

- Changes in Federal or State regulation relating to health care and health benefit plans.

- Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point of service plans.

- Competition from health benefit plan providers and competitive pressure on pricing Oxford products, including acceptance of premium rate increases by the Company's commercial groups.

- High administrative costs in operating the Company's business and the cost and impact on service of changing technologies.

- The ability of the Company to negotiate, complete and operationalize risk transfer and other provider arrangements and to successfully dispose of certain assets and businesses.

- The effect, if any, of recent events at the Company (including any adverse publicity) on future enrollment in the Company's health benefit plans.

- Any changes in the Company's estimates of its medical costs and expected cost trends as a result of information gained in the process of continuing to reconcile delayed claims or claims paid or denied in error and to pay down backlogged claims.

- The impact of litigation (including purported class and derivative actions filed against the Company and certain officers and directors and proceedings commenced against the Company and several employees by certain healthcare providers), regulatory proceedings and other governmental action (including the ongoing examination, investigation and review of the Company by various Federal and State authorities).

- Those factors included in the discussion under the caption "Management's Discussion and Analysis of the Financial Condition and Results of Operations - Cautionary Statement Regarding Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.


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